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                                                                     Exhibit 5.1

                              Faegre & Benson LLP
                              2200 Norwest Center
                            90 South Seventh Street
                         Minneapolis, Minnesota 55402


                                October 2, 1997


Wilsons The Leather Experts Inc.
7401 Boone Avenue North
Brooklyn Park, Minnesota 55428

     Re:  Wilsons The Leather Experts Inc.
          Registration Statement on Form S-4
          ----------------------------------

Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") of Wilsons The Leather Experts Inc., a Minnesota corporation (the "Company"), which you have filed with the Securities and Exchange Commission on October 2, 1997 in connection with the exchange of $1,000 principal amount of 11 1/4% Series B Senior Notes due 2004 (the "Notes") of the Company for each $1,000 principal amount of its outstanding 11 1/4% Series A Senior Notes due 2004 (the "Private Notes"). The Notes will be issued pursuant to an Indenture (the "Indenture") dated as of August 18, 1997 among the Company, the Guarantors named therein (the "Guarantors") and the Trustee named therein, and will be guaranteed (the "Guarantees") by such Guarantors.

     We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. We have examined, among other things, the terms of the Notes, the Guarantees and the Indenture. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the federal securities laws of the United States and the laws of the State of Minnesota, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

     Based on the foregoing, we are of the opinion that:

     1. The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to the holders of the Private Notes in exchange for the Private Notes as contemplated by the Registration Statement, will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Company, enforceable in accordance with their terms.

     2. The Guarantees have been duly authorized and, when the Notes are executed and authenticated in accordance with the provisions of the Indenture and delivered to the holders of the
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Wilsons The Leather Experts Inc.
October 2, 1997
Page 2

Private Notes in exchange for the Private Notes as contemplated by the Registration Statement, the Guarantees endorsed thereon will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Guarantors, enforceable in accordance with their terms.

     The opinions expressed herein are subject to the following qualifications, assumptions, expectations and limitations:

     (a) In connection with rendering the opinions set forth herein, we have assumed the genuineness of all signatures (other than those of signatories on behalf of the Company and the Guarantors), the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies thereof, and the authenticity of the originals of such latter documents.

     (b) For purposes of determining whether any Guarantor has the corporate power to enter into any of the Operative Documents (as such term is defined in the Purchase Agreement dated August 14, 1997 among the Company, the Guarantors and BancAmerica Securities, Inc. relating to the issuance of the Notes and the Private Notes) executed or to be executed by it and to perform its obligations thereunder, we have assumed that the laws of the state of incorporation of each such Guarantor which is not incorporated in the State of Minnesota are identical in all applicable respects to the laws governing a corporation incorporated under the laws of the State of Minnesota.

     (c) The opinions set forth herein may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally.

     (d) Enforcement of the rights and remedies granted under the Operative Documents may be limited by general principles of equity (including, without limitation, unconscionability), regardless of whether such enforcement is considered in a proceeding in equity or at law, and in this regard we have assumed that the holders of such rights and remedies will exercise them only in good faith and under circumstances and in a manner which are commercially reasonable.

     (e) We have not reviewed and do not opine as to (i) local laws, (ii) banking laws, or (iii) state securities or Blue Sky laws, rules or regulations.

     (f) We express no opinion as to the enforceability of any provisions in any of the Operative Documents regarding indemnification or contribution or liquidated damages, providing for the payment of interest on interest or providing that defaulted payments of principal or interest are to bear interest at a higher rate than the rate ordinarily borne by the Notes, or requiring the payment of a premium upon default. We express no opinion with respect to (i) the enforceability of any severability provision contained in the Operative Documents or (ii) any provision in the Operative Documents requiring that waivers be in writing or providing that a party's failure to exercise any right, remedy or option under such documents shall not operate as a waiver.

     (g) We express no opinion as to whether waivers of statutory or common law rights contained in any of the Operative Documents are enforceable.
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Wilsons The Leather Experts Inc.
October 2, 1997
Page 3

     (h) We have assumed that each party to the Operative Documents (other than the Company and the Guarantors) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such documents against the Company and the Guarantors.

     (i) We express no opinion as to the governing law or the choice of law provisions of any of the Operative Documents.

     In rendering the opinions set forth herein, we have assumed that the Operative Documents have been duly authorized, executed and delivered by all parties thereto other than the Company and the Guarantors, that all such persons have the power and authority to enter into and perform the Operative Documents and that the Operative Documents are valid and binding upon all parties thereto other than the Company and the Guarantors.

     This opinion is limited to the laws of the State of Minnesota and the federal laws of the United States of America. We note that certain of the Operative Documents are governed by the laws of the State of New York. For purposes of the opinions set forth herein, we have assumed, without independent inquiry, that the laws of the State of Minnesota are identical to the laws of the State of New York in all respects material to this opinion.

     Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

     We consent to your filing this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ FAEGRE & BENSON